Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FIRST QUARTER 2016

FINANCIAL RESULTS

– Topline Duvelisib Data from Registration-Focused Studies and Subsequent

Global Regulatory Filings Anticipated This Year with Potential Duvelisib

Launch Expected in 2017 –

– Preliminary Data from CONTEMPO, a Phase 1b/2 Combination Study of Duvelisib in

Treatment-Naïve Patients with Follicular Lymphoma, to Be Presented at EHA –

Cambridge, Mass. – May 4, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its first quarter 2016 financial results and ongoing progress with its pipeline, including duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and IPI-549, an immuno-oncology development candidate that selectively inhibits PI3K-gamma.

Infinity expects to report topline data from DYNAMO™, a registration-focused Phase 2 monotherapy study of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL), early in the third quarter of 2016. Infinity also anticipates completing an interim analysis of DUO™, a registration-focused Phase 3 monotherapy study of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), early in the second half of 2016. The company expects marketing applications, if supported by these data, to be submitted to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) in the fourth quarter of 2016.

“We believe the next few months will be fundamental to advancing Infinity’s goal of bringing important new medicines to patients. If the duvelisib data that we anticipate in the coming months are favorable, these data could enable regulatory filings to be submitted in the U.S. and Europe in the fourth quarter of 2016. Achieving these milestones positions us to potentially bring duvelisib to patients next year,” stated Adelene Perkins, president and chief executive officer. “Infinity is also advancing several clinical studies designed to evaluate the safety and activity of duvelisib in broader patient populations. Additionally, our collaborator, AbbVie, has initiated a Phase 1b/2 clinical study of duvelisib in combination with Venclexta,” Ms. Perkins continued.

Recent developments:

•	Preliminary data from CONTEMPO to be presented in June: Infinity today announced that preliminary data from CONTEMPO, a Phase 1b/2 study evaluating duvelisib in combination with rituximab or obinutuzmab in treatment-naïve follicular lymphoma patients, has been accepted for presentation in a poster session at the 21st Congress of European Hematology Association (EHA), which will take place June 9—12, 2016, in Copenhagen.

•	Phase 1b/2 study of duvelisib in combination with Venclexta™ initiated: AbbVie has initiated a Phase 1b/2 clinical study of duvelisib in combination with Venclexta, AbbVie’s B-cell lymphoma-2 (BCL-2) selective inhibitor. This study is designed to evaluate the safety and efficacy of duvelisib in combination with venetoclax in approximately 174 patients with relapsed or refractory iNHL, aggressive NHL, small lymphocytic lymphoma or CLL.

•	Preclinical data for IPI-549 presented at the 2016 American Association for Cancer Research (AACR) Annual Meeting: In April, Infinity researchers in collaboration with researchers at Memorial Sloan Kettering Cancer Center presented preclinical data for IPI-549 at the 2016 AACR Annual Meeting. Preclinical data in multiple solid tumor models demonstrated that IPI-549 targets immune cells and alters the immune-suppressive microenvironment, promoting an anti-tumor immune response that leads to tumor growth inhibition. Data also demonstrated that IPI-549 enhances the effects of checkpoint inhibitors, resulting in improved survival in murine models.

A Phase 1 study of IPI-549 is ongoing to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with an anti-PD-1 antibody, a checkpoint inhibitor, in approximately 150 patients with advanced solid tumors, including non-small cell lung cancer and melanoma. IPI-549 is the only investigational PI3K-gamma inhibitor in clinical development.

•

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4): In connection with the appointment of Mr. Christopher Lindblom as vice president, finance and treasurer at Infinity, the Compensation Committee of Infinity’s Board of Directors approved the grant of an option to Mr. Lindblom to purchase 40,000 shares of Infinity’s common stock. The option was granted outside of the company’s equity incentive plans and was made as an inducement material to Mr. Lindblom’s acceptance of employment. The option has an exercise price of $5.87 per share, which is equal to the closing price of Infinity’s common stock on May 2, 2016. One-fourth of the shares underlying Mr. Lindblom’s option will vest on the one year anniversary of his date of hire and thereafter 1/48th of the shares underlying Mr. Lindblom’s option will vest monthly, such that the shares underlying the option will be fully vested on the fourth anniversary of his date of hire, subject to his continued employment with Infinity on each such vesting date.

First Quarter 2016 Financial Results

•	At March 31, 2016, Infinity had total cash, cash equivalents and available-for-sale securities of $193.0 million, compared to $245.2 million at December 31, 2015.

•	Revenue during the first quarter of 2016 was $9.3 million for research and development (R&D) services associated with the strategic collaboration with AbbVie for duvelisib in oncology, compared to $4.4 million for R&D services for the first quarter of 2015.

•	R&D expense for the first quarter of 2016 was $39.2 million, compared to $88.4 million for the first quarter of 2015. R&D expense for the first quarter of 2015 included a $52.5 million payment related to the exercise of an option to buy out the company’s royalty obligations to Takeda Pharmaceutical Company Limited for duvelisib worldwide oncology sales. Excluding the $52.5 million payment in 2015, the increase in R&D expense was primarily due to higher clinical development expenses for duvelisib as well as an increase in staffing.

•	General and administrative (G&A) expense was $10.8 million for the first quarter of 2016, compared to $8.6 million for the same period in 2015. The increase in G&A expense was primarily related to an increase in staffing as well as external commercial expenses in preparation for the potential launch of duvelisib in 2017.

•	Net loss for the first quarter of 2016 was $40.7 million, or a basic and diluted loss per common share of $0.82, compared to $93.3 million, or a basic and diluted loss per common share of $1.91, for the same period in 2015.

Conference Call Information

Infinity will host a conference call today, May 4, 2016, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 89736154. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Duvelisib

Duvelisib is an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Infinity and AbbVie are conducting a broad clinical development program evaluating duvelisib in patients with hematologic malignancies. In addition to DYNAMO and DUO, ongoing studies include BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL; FRESCO, a Phase 2 study in patients with relapsed/refractory follicular lymphoma; CONTEMPO, a Phase 1b/2 study in treatment-naïve patients with follicular lymphoma, and SYNCHRONY, a Phase 1b study in CLL patients previously treated with a Bruton’s tyrosine kinase (BTK) inhibitor. AbbVie has also initiated a clinical study in duvelisib in combination with Venclexta (venetoclax) in patients with relapsed or refractory CLL, small lymphocytic lymphoma, iNHL or aggressive NHL, as well as a Phase 1 study of duvelisib in Japanese subjects with relapsed or refractory lymphoma. Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About IPI-549

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: plans to initiate or advance duvelisib studies in 2016; plans to submit regulatory applications for duvelisib in 2016 and launch duvelisib in 2017; the timing and type of plans to report clinical data; the therapeutic potential of PI3K inhibition and duvelisib and IPI-549; achievement of milestones under its collaboration with AbbVie; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data, complete enrollment, initiate clinical studies, or submit regulatory filings in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2016, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Cash, cash equivalents and available-for-sale securities	$192,968	$245,231
Other current assets	15,073	9,466
Property and equipment, net	27,918	28,240
Other long-term assets	4,541	5,884

Total assets	$240,500	$288,821

Current liabilities	$66,772	$70,056
Deferred revenue, less current portion	87,383	95,531
Financing obligation, less current portion	19,483	19,591
Other long-term liabilities	5,216	5,086
Total stockholders’ equity	61,646	98,557

Total liabilities and stockholders’ equity	$240,500	$288,821

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Collaboration revenue	$9,256	$4,363
Operating expenses: Research and development: Programs Takeda payments	39,188 —	35,928 52,500
General and administrative	10,836	8,550

Total operating expenses	50,024	96,978

Loss from operations	(40,768)	(92,615)
Other income (expense):
Interest expense	(309)	(647)
Investment and other income (loss)	413	(40)

Total other income (expense)	104	(687)

Net loss	$(40,664)	$(93,302)

Basic and diluted loss per common share	$(0.82)	$(1.91)

Basic and diluted weighted average number of common shares outstanding	49,339,888	48,939,383

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[i] Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.

[ii] Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.